                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                             STANDARD PARKING, L.P.

      THIS AGREEMENT OF LIMITED PARTNERSHIP is entered into as of January 1, 1994, by and among STANDARD PARKING CORPORATION, an Illinois corporation ("SPC"), as General Partner, and SP ASSOCIATES, an Illinois general partnership ("Associates"), as Limited Partner.

      In consideration of the mutual covenants set forth in this Agreement, the parties hereto hereby agree to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act upon the following terms and conditions:

                                    ARTICLE I

                                   Definitions

      When used in this Agreement, the following terms have the following meanings:

            Section 1.1. Accountants. "Accountants" means Altschuler, Melvoin & Glasser or such other firm of independent certified public accountants as shall be engaged from time to time by the General Partner for the Partnership.

            Section 1.2. Act. "Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

            Section 1.3. Affiliate. "Affiliate" means with respect to a specified Person (a) any Person that directly or indirectly through one or more intermediaries controls, alone or through an affiliated group, is controlled by, or is under common control with such Person, (b) any Person that is an officer, director, partner, or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, director, partner, or trustee, or with respect to which such Person serves in a similar capacity, (c) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest, or (d) any spouse, child, or parent of the specified Person. Notwithstanding the foregoing, a Limited Partner shall not be deemed to be an Affiliate of the Partnership solely as a result of being a Limited Partner.
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            Section 1.4. Agreement. "Agreement" means this Agreement of Limited
Partnership, as amended or otherwise modified from time to time.

            Section 1.5. Assignee. "Assignee" means a person to whom an Interest has been assigned in accordance with the provisions of this Agreement but who has not been admitted as a Substitute Partner.

            Section 1.6. Associates' Representative. "Associates'
Representative" shall have the meaning set forth in Section 8.5.

            Section 1.7. Bankruptcy. "Bankruptcy" means, with respect to a
Person: (i) the commencement against such Person of proceedings for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts, provided such proceedings shall not have been dismissed, nullified, stayed, or otherwise rendered ineffective (but only so long as such stay shall continue in force) within 90 days after the commencement of such proceedings; (ii) the commencement by such Person of proceedings for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts; (iii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, or trustee or assignee in bankruptcy or insolvency of such Person or of a substantial part of such Person's property, or for the winding up or liquidation of its affairs, which decree or order remains in force undischarged and unstayed for a period of 90 days; or (iv) a general assignment by such Person for the benefit of creditors or the admission by such Person in writing of its inability to pay its debts generally as they become due.

            Section 1.8. Capital Account. "Capital Account" means, with respect to a Partner, the sum of the Partner's Class A Capital Account, Class B Capital Account, Class C Capital Account, and Class D Capital Account.

            Section 1.9. Capital Contribution. "Capital Contribution" means, with respect to any Partner, the amount of cash and the initial Gross Asset Value of property other than cash (less any indebtedness assumed by the Partnership in connection with such Capital Contribution, or to which such contributed property is subject) which has been contributed to the Partnership by such Partner (or, in the case of an Assignee or Substitute Partner, by any prior holder of the Interest held by such Assignee or Substitute Partner).

            Section 1.10. Capitalized Lease. "Capitalized Lease" means any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP.

            Section 1.11. Capital Transaction. "Capital Transaction" means (a) a sale, exchange, or other disposition of all or substantially all of the Partnership Property for


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value (including an involuntary conversion by condemnation, casualty, or otherwise), (b) the incurrence by the Partnership of indebtedness for borrowed money or (c) the refinancing of any existing or replacement indebtedness for borrowed money, or any part thereof.

            Section 1.12. Capital Transaction Proceeds. "Capital Transaction Proceeds" means any and all cash proceeds received by the Partnership from a Capital Transaction, reduced by (i) expenses incurred by the Partnership in connection with such Capital Transaction, (ii) liabilities of the Partnership which are repaid out of the proceeds from such Capital Transaction, (iii) such reserves as the General Partner may reasonably determine for contingent liabilities, and (iv) amounts applied for other Partnership purposes in accordance with this Agreement.

            Section 1.13. Certificate. "Certificate" means the Certificate of Limited Partnership filed on behalf of the Partnership in the State of Delaware, as amended from time to time.

            Section 1.14. Class A Capital Account. "Class A Capital Account" means the Capital Account maintained under Section 3.4 with respect to a Class A Interest.

            Section 1.15. Class A Cumulative Unpaid Preference. "Class A Cumulative Unpaid Preference" shall have the meaning set forth in Section 3.3(b).

            Section 1.16. Class A Partner. "Class A Partner" means the holder of a Class A Interest in its capacity as such.

            Section 1.17. Class A Preferred Return. "Class A Preferred Return" shall have the meaning set forth in Section 3.3(b).

            Section 1.18. Class A Unrecovered Capital. "Class A Unrecovered Capital" means, with respect to any Class A Partner as of any date, the initial Class A Unrecovered Capital, as set forth in Section 3.3(b), reduced by the amount of any distributions received by such Class A Partner under Section 5.2(a) as of such date.

            Section 1.19. Class B Capital Account. "Class B Capital Account" means the Capital Account maintained under Section 3.4 with respect to a Class B Interest.

            Section 1.20. Class B Cumulative Unpald Preference. "Class B Cumulative Unpaid Preference" shall have the meaning set forth in Section 3.3(c).

            Section 1.21. Class B Partner. "Class B Partner" means the holder of a Class B Interest in its capacity as such.

            Section 1.22. Class B Preferred Return. "Class B Preferred Return" shall have the meaning set forth in Section 3.3(c).


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            Section 1.23. Class B Unrecovered Capital. "Class B Unrecovered
Capital" means, with respect to any Class B Partner as of any date, the initial Class B Unrecovered Capital, as set forth in Section 3.3(c), and decreased by the amount of any distributions received under Section 5.2(b) as of such date.

            Section 1.24. Class C Capital Account. "Class C Capital Account" means the Capital Account maintained under Section 3.4 with respect to a Class C Interest.

            Section 1.25. Class C Cumulative Unpaid Preference. "Class C Cumulative Unpaid Preference" shall have the meaning set forth in Section 3.3(d).

            Section 1.26. Class C Partner. "Class C Partner means the holder of a Class C Interest in its capacity as such.

            Section 1.27. Class C Preferred Return. "Class C Preferred Return" shall have the meaning set forth in Section 3.3(d).

            Section 1.28. Class C Unrecovered Capital. "Class C Unrecovered Capital" means, with respect to any Class C Partner as of any date, the initial Class C Unrecovered Capital, as set forth in Section 3.3(d), decreased by the amount of any distributions received under Section 5.2(c) as of such date.

            Section 1.29. Class D Capital Account. "Class D Capital Account" means the Capital Account maintained under Section 3.4 with respect to a Class D Interest.

            Section 1.30. Class D Partner. "Class D Partner" means the holder of a Class D Interest in its capacity as such.

            Section 1.31. Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

            Section 1.32. Contingent Liability. "Contingent Liability" means any agreement, undertaking, or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.


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            Section 1.33. CPI. "CPI" means the Consumer Price Index for All
Urban Consumers (All Items and Commodity Groups - Chicago Area Only). If the CPI shall become unavailable to the public because publication is discontinued or otherwise, the General Partner shall substitute therefore a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency.

            Section 1.34. Depreciation. "Depreciation" means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

            Section 1.35. Disability. "Disability" means, with respect to any Person on any date, (i) a state or condition of incapacity or, through illness, age or similar cause, an inability to give reasoned consideration to business or financial matters, from which state or condition such Person is not expected to recover for a period of not less than 12 months, as certified to the Partnership by a physician reasonably acceptable to SPC and Associates, or (ii) a failure by such person to work on a full business time basis for a period of 12 consecutive months by reason of incapacity, illness, age, or similar cause.

            Section 1.36. Distributable Cash. "Distributable Cash" means, with respect to any fiscal period taken into account under this Agreement: (i) all cash received by the Partnership from all sources during the period (excluding Capital Contributions and Capital Transaction Proceeds); minus (ii) all expenditures paid by the Partnership during the period, including (but not limited to) repayment of principal on Partnership loans; minus (iii) such additions to the Partnership's reserves as the General Partner may reasonably deem necessary for anticipated working capital and capital investment requirements of the Partnership; plus (iv) such additional cash (not theretofore taken into account) as the General Partner may reasonably determine to be available for distribution to the Partners, including amounts released from reserves. Notwithstanding anything to the contrary herein, the General Partner may not make any additions to the Partnership's reserves as of the close of any fiscal quarter if the effect of such additions is to cause (i) the current assets of the Partnership as of the end of such fiscal quarter (determined in accordance with GAAP, but reduced by the amount required to be distributed under
Section 5.1 after the close of such period, taking into account such addition to reserves) to exceed the current payables of the Partnership as of the end of such fiscal quarter (determined in accordance with GAAP) by more than $1,200,000. The limitation set forth in the preceding sentence (i) shall be adjusted as of January 1 of each fiscal year (commencing January 1, 1995) by the percentage by which the CPI reported as of the end of the


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immediately preceding fiscal year of the Partnership shall have increased from the CPI reported as of the end of the second preceding fiscal year of the Partnership, and (ii) may be increased further as of any time with the written consent of Associates (which consent shall not be unreasonably withheld) if the General Partner determines that the Partnership requires additional reserves for working capital, capital expenditures, or expansion of the Partnership's business. For purposes of the foregoing, the Partnership's current assets and current liabilities as of the end of any fiscal quarter shall be (i) as reasonably determined by the General Partner in good faith, in the case of any fiscal quarter other than the fourth quarter and (ii) as determined by the Accountants, in the case of the fourth quarter.

            Section 1.37. Effective Date. "Effective Date" means January 1,
1994.

            Section 1.38. Event of Withdrawal. "Event of Withdrawal" means with respect to the General Partner, the cessation of its status as a General Partner as a result of death, dissolution, Bankruptcy, incapacity, complete withdrawal, or any other reason, other than the dissolution of the Partnership.

            Section 1.39. GAAP. "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

            Section 1.40. Garage Management Business. "Garage Management Business" means (i) the ownership. management, leasing, or operation of automobile garages or other parking facilities, (ii) the development or exploitation of' or any investment in, any technology used or useful in the Garage Management Business (including without limitation any technology in which AVID has an interest), and (iii) the provision of parking consulting or other parking-related services to any Person engaged in the Garage Management Business.

            Section 1.41. General Partner. "General Partner" means, as of any particular time, any Person who has been admitted to the Partnership as, and continues to be, a general partner of the Partnership as of such time.

            Section 1.42. Gross Asset Value. "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined in accordance with this Agreement;

                  (b) The Gross Asset Values of all Partnership Property shall be adjusted to equal the respective gross fair market values of such property, as determined by the General Partner, as of the following times:
      (i) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution: (ii) the distribution by the Partnership to a Partner of more than a de mini-


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      mis amount of Partnership Property as consideration for an Interest; and
      (iii) the liquidation of the Partnership within the meaning ofss. 1.704-1(b)(2)(ii)(g) of the Regulations: provided, however, that adjustments pursuant to clauses (i) and (i) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                  (c) The Gross Asset Value of any Partnership Property distributed to any Partner shall be adjusted to equal the gross fair market value of such property on the date of distribution as determined by the distributee and the General Partner; provided that, if the distributee is a General Partner, the determination of the fair market value of the distributed asset shall require the consent of all the Limited Partners; and

                  (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to section 734(b) or section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant toss. 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the General Partner determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

            Section 1.43. Indebtedness. "Indebtedness" means, with respect to any Person (without duplication): (i) any obligation of such Person for borrowed money, including, without limitation, (A) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments, and (B) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person; (ii) any obligation of such Person on account of deposits or advances other than in the ordinary course of business; (iii) any obligation of such Person for the deferred purchase price of any property or services, except Trade Accounts Payable; (iv) any obligation of such Person as lessee under a Capitalized Lease;
(v) any Indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person; and (vi) any Contingent Liability of such Person in respect of any of the foregoing. For all purposes of this Agreement, the Indebtedness of any Person shall include


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the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

            Section 1.44. Interest. "Interest" means the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled under this Agreement and the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement with which such Partner is required to comply. Reference to a Limited Partnership or General Partnership Interest means the Interest of a Limited Partner or General Partner, as such. Reference to a Class A, Class B, Class C, or Class D Interest means an Interest issued pursuant to Section 3.1(c)(i), 3.1(c)(ii), 3.2(b), or 3.1(c)(iii), respectively.

            Section 1.45. Investment. "Investment" means any investment, made in cash or by delivery of any kind of property or asset, in any Person, whether by acquisition of shares of stock or similar interest, Indebtedness, or other obligation or security, or by loan, advance, or capital contribution, or otherwise.

            Section 1.46. Legal Counsel. "Legal Counsel" means such legal counsel as shall be engaged from time to time by the General Partner for the Partnership.

            Section 1.47. Lien. "Lien" means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capitalized Lease.

            Section 1.48. Limited Partners. "Limited Partners" means, as of any date, any or all of the Persons who have been admitted as, and continue to be, limited partners of the Partnership as of such date. As of the date of this Agreement, Associates, in its capacity as the holder of the Class C Interest, and SPC, in its capacity as the holder of the Class A Interest, are the sole Limited Partners of the Partnership.

            Section 1.49. Liquidation Preference. "Liquidation Preference" means, (i) with respect to the Class A Partner as of any date, the sum of the Class A Unrecovered Capital, the Class A Cumulative Unpaid Preference, plus the accrued but unpaid Class A Preferred Return for the fiscal year as of such date,
(ii) with respect to the Class B Partner as of any date, the sum of the Class B Unrecovered Capital, the Class B Cumulative Unpaid Preference, plus the accrued but unpaid Class B Preferred Return for the fiscal year as of such date, or
(iii) with respect to the Class C Partner as of any date, the sum of the Class C Unrecovered Capital, the Class C Cumulative Unpaid Preference, plus the accrued but unpaid Class C Preferred Return for the fiscal year as of such date.

            Section 1.50. Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on:


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                  (i) the consolidated business, assets, financial condition or operations of the Partnership, or SPC and Standard Auto Park, Inc. taken as a whole, as the context requires; or

                  (ii) the ability of Standard Auto Park, Inc. or SPC to perform any of its material obligations under this Agreement or under the Nominee Agreement, the Management Agreement, or the Related Agreements (as such terms are defined in the Partnership Formation Agreement).

            Section 1.51. Net Profit; Net Loss. "Net Profit" or "Net Loss" means, for each period taken into account under Article IV, an amount equal to the Partnership's taxable income or taxable loss for such period, determined in accordance with federal income tax principles, with the following adjustments:

                  (a) There shall be added to such taxable income or taxable loss an amount equal to any income received by the Partnership during such period which is wholly exempt from federal income tax (e.g., interest income which is exempt from federal income tax under section 103 of the
      Code);

                  (b) Any expenditures of the Partnership described in section 705(a)(2)(B) of the Code or treated as section 705(a)(2)(B) expenditures pursuant to ss. 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted from such taxable income or loss;

                  (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.42(b) or (c) of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

                  (d) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Partnership Property disposed of, notwithstanding that the adjusted tax basis of such Partnership Property differs from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period; and

                  (f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to section 734(b) or section 743(b) of the Code is required pursuant toss. 1.704-l(b)(2)(iv)(m)(4) of the Regulations to be taken into account in


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      determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

            Section 1.52. Partner. "Partner" means as of any particular time any Person who is at such time a General Partner or a Limited Partner.

            Section 1.53. Partnership. "Partnership" means the limited partnership formed pursuant to the Certificate and this Agreement.

            Section 1.54. Partnership Formation Agreement. "Partnership Formation Agreement" means that Partnership Formation Agreement by and between Associates and SPC relating to the Partnership, including all Exhibits thereto.

            Section 1.55. Partnership Property. "Partnership Property" means any or all property, real or personal, tangible or intangible, owned of record or beneficially by the Partnership.

            Section 1.56. Permitted Lien. "Permitted Lien" means any of the following:

                        (a) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

                        (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

                        (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                        (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and

                        (e) Liens relating to Indebtedness assumed by the Partnership in accordance with the Partnership Formation Agreement.


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            Section 1.57. Person. "Person" means any natural person,
corporation, firm, limited liability company, joint venture, partnership, trust, unincorporated organization, government, or any department or agency of government.

            Section 1.58. Regulations. "Regulations" means the regulations of the United States Treasury Department with respect to a section of the Code, whether in proposed, temporary, or final form, as from time to time amended, or any successor thereto.

            Section 1.59. SP Parking Associates. "SP Parking Associates" means SP Parking Associates, an Illinois general partnership and an Affiliate of Associates.

            Section 1.60. SP Parking Option Agreement. "SP Parking Option Agreement" means that Option Agreement between SP Parking Associates and SPC dated as of January 1,1994.

            Section 1.61. Standard Auto Park, Inc. "Standard Auto Park, Inc." means Standard Auto Park, Inc., an Illinois corporation and an Affiliate of SPC.

            Section 1.62. Standard Parking Corporation MW. "Standard Parking Corporation MW" means Standard Parking Corporation MW, an Illinois corporation and an Affiliate of SPC.

            Section 1.63. Standard/Tremont. "Standard/Tremont" means Standard/Tremont Parking Corporation, an Illinois corporation and an Affiliate of SPC.

            Section 1.64. Standard/Wabash. "Standard/Wabash" means Standard/Wabash Parking Corporation, an Illinois corporation and an Affiliate of SPC.

            Section 1.65. Substitute Partner. "Substitute Partner" means a Person to whom an Interest has been assigned and who has been admitted to the Partnership as a General Partner ("Substitute General Partner") or Limited Partner ("Substitute Limited Partner") in accordance with this Agreement.

            Section 1.66. Taxes. "Taxes" with respect to any Person means taxes, assessments or other governmental charges or levies imposed upon such Person, his or its income or any of his or its properties, franchises or assets.

            Section 1.67. Trade Accounts Payable. "Trade Accounts Payable" of any Person means accounts payable (including, without limitation, professional fees, utility bills and other like expenses) of such Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person's business.


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                                   ARTICLE II

                                  Organization

Section 2.1. Formation of Partnership. The parties hereby agree to form a limited partnership pursuant to the Act and the terms of this Agreement. Subject to Section 7.11, SPC is the General Partner and Associates is the Limited Partner of the Partnership. The General Partner shall promptly prepare and arrange for the execution. filing, and recording in the appropriate public offices of a Certificate and shall do all other things required to perfect the formation of the Partnership as a limited partnership and to authorize the conduct of its business in all jurisdictions where the Partnership intends to conduct business.

            Section 2.2. Name. The business of the Partnership shall be conducted under the name "Standard Parking, L.P.," or under such other name as the General Partner may determine; provided, however, that no such name may contain the name of, or any trade name or trademark used by, a Limited Partner (other than SPC) or any Affiliate of a Limited Partner (other than SPC) or any name similar thereto.

            Section 2.3. Registered Office; Principal Place of Business. The name of the Partnership's registered agent for service of process in the State of Delaware is The Prentice-Hall Corporation System, Inc., and the address of the Partnership's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent, Delaware 19901. The Partnership's principal place of business is 55 E. Monroe Street, Suite 3440, Chicago, Illinois 60603. The General Partner may from time to time, upon written notice to all the Partners, change the registered agent or registered office, change the location of the Partnership's principal place of business, or establish additional places of business at such locations as the General Partner from time to time may determine.

            Section 2.4. Purposes and Powers. The purposes of the Partnership are to invest in, acquire, own, operate, and sell or otherwise dispose of the Garage Management Business, for profit. Subject to the terms and conditions of this Agreement, the Partnership is authorized to enter into, make, and perform all contracts (including, but not limited to, garage leases and management agreements), and other undertakings, and engage in all other activities and transactions, as the General Partner may deem necessary, advisable, or convenient for carrying out the purposes of the Partnership.

            Section 2.5. Title to Partnership Property. Title to Partnership Property may be held in the name of the Partnership or a nominee of the Partnership (which nominee may include SPC).

            Section 2.6. Term. This Agreement shall be effective and the Partnership shall commence its existence as a limited partnership upon the Effective Date. Unless sooner


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

dissolved under Section 9.1, the Partnership shall continue in existence until December 31, 2043.

                                   ARTICLE III

                                     Capital

Section 3.1. Capital Contributions of SPC.

            (a) Pursuant to the Partnership Formation Agreement, as of the Effective Date, SPC shall contribute to the capital of the Partnership its entire right, title, and interest in and to the SPC Transferred Assets (as defined in the Partnership Formation Agreement), and the Partnership shall assume the Assumed SPC Liabilities (as defined in the Partnership Formation Agreement).

            (b) In addition, pursuant to the Partnership Formation Agreement, as of the Effective Date SPC shall enter into a Nominee Agreement substantially in the form attached as an Exhibit to the Partnership Formation Agreement pursuant to which it shall agree to hold certain contracts described in said Nominee Agreement as nominee in trust for the sole benefit of the Partnership.

            (c) In consideration for the aforementioned Capital Contributions, SPC shall receive and have (i) as a Limited Partner, 100% of the Class A Interests, (ii) as the General Partner, 100% of the Class B Interests, and (iii) as the General Partner, 100% of the Class D Interests.

            (d) SPC agrees that it will, at any time and from time to time after the Effective Date, upon the reasonable request of Associates, perform, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, and assurances as Associates may reasonably deem necessary to confirm the Partnership's title to and interest in, or to enable the Partnership to deal with and dispose of, any of the Partnership Properties described in
Section 3.1(a) and (b).

            (e) SPC shall not be required to make any additional Capital Contributions to the Partnership.

            (f) The Partners acknowledge and agree that the aggregate Gross Asset Value of the assets contributed by SPC to the Partnership is the sum of
(i) the book value of the SPC Transferred Assets (as defined in the Partnership Formation Agreement) as of the Effective Date (taking into account the adjustments required to be made after the Effective Date under Section 1.2(b)(xiii) of the Partnership Formation Agreement), plus (ii) $6,600,000. The General Partner, in its reasonable discretion, shall determine the manner in which such Gross Asset Value is allocated among the properties so contributed.

            Section 3.2. Capital Contributions of Associates.

            (a) Pursuant to the Partnership Formation Agreement, on or before the Effective Date Associates shall have made a Capital Contribution to the Partnership in the amount of One Million Dollars ($1,000,000).

            (b) In consideration for the aforementioned Capital Contribution, Associates shall receive and have, as a Limited Partner, 100% of the Class C Interests.

            (c) Associates shall not have any personal liability to contribute money to, or in respect of, the liabilities or obligations of the Partnership, nor shall Associates be personally liable for any obligations of the Partnership, except as otherwise provided in this Section 3.2 or in the Act. Associates shall not be required to make any additional Capital Contributions to the Partnership other than as set forth in Section 3.2(a) of this Agreement.

            Section 3.3. Partnership, Interests.

            (a) The Partnership Interests shall be divided into Class A, Class B, Class C, and Class D Interests having the rights provided in this Section 3.3.

            (b) The Class A Interest shall have an initial Class A Capital Account and an initial Class A Unrecovered Capital in the amount of $5,600,000. The Class A Interest shall accrue a Class A Preferred Return on a daily basis in an amount equal to $1,380.82 per day, payable out of distributions by the Partnership in accordance with the provisions of Section 5.1(b) and 5.2(d)(ii) of this Agreement. To the extent that the Class A Preferred Return for any fiscal year is not paid within 90 days after the end of such year, the amount so unpaid shall be added to the Class A Cumulative Unpaid Preference as of the first day of the succeeding fiscal year. The Class A Cumulative Unpaid Preference shall initially be zero and shall be reduced by distributions received by the Class A Partner under Section 5.1(a) and Section 5.2(d)(i) of this Agreement, but shall not be increased by any interest factor. The holder of the Class A Interest shall be entitled to the allocations of income, gain, loss, and deduction provided by Article IV.

            (c) The Class B Interest shall have an initial Class B Capital Account and an initial Class B Unrecovered Capital in the amount of the sum of
(i) $1,000,000, plus (ii) the excess of the book value of the SPC Transferred Assets (as defined in the Partnership Formation Agreement) over the book value of the liabilities included in the Assumed SPC Liabilities (as defined in the Partnership Formation Agreement) as of the Effective Date (taking into account the adjustments required to be made after the Effective Date under Section 1.2(b)(xiii) of the Partnership Formation Agreement); provided, however, that the initial Class B Capital Account and initial Class B Unrecovered Capital shall not exceed $2,250,000. The Class B Interest shall accrue a Class B Preferred Return on a daily basis in an amount equal to $1,808.22 per day, payable out of distributions by the Partnership in ac-cordance with the provisions of Section 5.1(d) and 5.2(e)(i). To the extent that the Class B Preferred Return for any fiscal year is not paid within 90 days after the end of such year, the amount so unpaid shall be added to the Class B Cumulative Unpaid Preference as of the first day of the succeeding fiscal year. The Class B Cumulative Unpaid Preference shall initially be zero and be reduced by distributions received by the Class B Partner under Section 5.1(c) or Section 5.2(e)(i) of this Agreement, but shall not be increased by any interest factor. The holder of the Class B Interest shall be entitled to the allocations of income, gain, loss, and deduction provided by Article IV.

            (d) The Class C Interest shall have an initial Class C Capital Account and an initial Class C Unrecovered Capital in an amount equal to $1,000,000. The Class C Interest shall accrue a Class C Preferred Return on a daily basis in an amount equal to $427.40 per day, payable out of distributions by the Partnership in accordance with the provisions of Section 5.1(b) and 5.2(d) of this Agreement. To the extent that the Class C Preferred Return for any fiscal year is not paid within 90 days after the end of such year, the amount so unpaid shall be added to the Class C Cumulative Unpaid Preference as of the first day of the succeeding fiscal year. The Class C Cumulative Unpaid Preference shall initially be zero and shall be: (i) increased as of the last day of any fiscal year of the Partnership by an amount equal to the sum of the products of .115911% times the outstanding balance of the Class C Cumulative Unpaid Preference on each day during such fiscal year; and (ii) reduced, as of the date of any distributions received by the Class C Partner under Section 5.1(a) and Section 5.2(d)(i) of this Agreement during the fiscal year, by the amount of such distributions. The holder of the Class C Interest shall be entitled to the distributions described in Article V of this Agreement and the allocations of income, gain, loss, and deduction provided by Article IV.

            (e) The Class D Interest shall have an initial Class D Capital Account in the amount of zero. The holder of the Class D Interest shall be entitled to the distributions described in Article V and the allocations of income, gain, loss, and deduction provided by Article IV.

            Section 3.4. Capital Accounts.

            (a) Separate Capital Accounts shall be maintained with respect to the Class A, Class B, Class C, and Class D Interests of each Partner. As of any date, the Capital Account of a Partner with respect to any class of Interests shall equal: (i) the initial Capital Account with respect to such Interest, as set forth in Section 3.1 or 3.2; increased by (ii) any additional Capital Contributions of such Partner with respect to such Interest after the date of this Agreement; increased by (iii) the cumulative amount of the Net Profits and other items of income of the Partnership allocated to such Partner with respect to such Interest under Article IV as of such date; decreased by (iv) the cumulative amount of Net Losses and other items of loss or deduction allocated to such Partner with respect to such Interest under Article IV as of such date; and further decreased by (v) the amount of any cash and the

Gross Asset Value of any Partnership Property distributed to such Partner with respect to such Interest (net of any liability assumed by the Partner or to which the distributed property is subject). If property other than cash is distributed to one or more Partners, the value of such property shall be restated on the books of the Partnership at its Gross Asset Value immediately prior to such distribution and the Capital Account of each Partner shall be restated to reflect such adjustment, determined as if the Partnership had sold such asset for its Gross Asset Value and the resulting gain or loss had been charged or credited to the Partners' Capital Accounts as provided in this Agreement. Following such adjustment to the Partnership's books, the Capital Accounts of the Partners receiving the distributions shall be adjusted to reflect the amount of the distribution.

            (b) Upon a transfer of any Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor in respect of the Interest acquired.

            (c) In the event the Gross Asset Value of the Partnership's assets is adjusted as provided in Section 1.42, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment to the Gross Asset Value of the Partnership's assets, which shall be determined as if the Partnership recognized Net Profit or Net Loss equal to the amount of such aggregate net adjustment, and such Net Profit or Net Loss were allocated among the Partners and debited or credited to their respective Capital Accounts in accordance with this Agreement.

            Section 3.5. Withdrawals; Interest. Except as expressly provided herein, no Partner may withdraw from the Partnership or receive the return of, or interest on, its Capital Contribution, Capital Account, or other amounts.

                                   ARTICLE IV

                                   Allocations

Section 4.1. Annual Allocations. As of the end of each fiscal year of the Partnership the Net Loss or Net Profit for the year shall be determined and allocated among the Partners in accordance with this Article IV.

            Section 4.2. Allocation of Net Profit. The Net Profit for any fiscal period shall be allocated as follows:

                  (i) First, 100% of such Net Profit shall be allocated to those Partners, if any, whose Class A, Class B, Class C, or Class D Capital Account has a negative balance, to the extent of (and in proportion to) the amounts required to eliminate such negative Capital Account balances;

                  (ii) Second, the remaining Net Profit, if any, shall be allocated to the Class A Partner, to the extent of the amount required to increase its Class A Capital Account balance to an amount equal to its Class A Unrecovered Capital;

                  (iii) Third, the remaining Net Profit, if any, shall be allocated to the Class B Partner, to the extent of the amount required to increase its Class B Capital Account balance to an amount equal to its Class B Unrecovered Capital;

                  (iv) Fourth, the remaining Net Profit, if any, shall be allocated to the Class C Partner, to the extent of the amount required to increase its Class C Capital Account balance to an amount equal to its Class C Unrecovered Capital;

                  (v) Fifth, the remaining Net Profit, if any, shall be allocated to the Class A Partner and the Class C Partner, to the extent of (and in proportion to) the amount required (i) to increase the Class A Capital Account balance to an amount equal to the Liquidation Preference with respect to the Class A Interest as of such date and (ii) to increase the Class C Capital Account balance to an amount equal to the Liquidation Preference with respect to the Class C Interest as of such date;

                  (vi) Sixth, the remaining Net Profit, if any, shall be allocated to the Class B Partner, to the extent of the amount required to increase its Class B Capital Account balance to an amount equal to the Liquidation Preference with respect to the Class B Interest as of such date; and

                  (vii) Seventh, the remaining Net Profit, if any, shall be allocated 50% to the Class C Partner and 50% to the Class D Partner.

            Section 4.3. Allocation of Net Loss. The Net Loss for any period shall be allocated among the Partners as follows:

                  (a) First, such Net Loss shall be allocated to the Class C Partner and the Class D Partner, to the extent of (and in proportion to) the amounts required to (i) reduce the Class D Capital Account balance to zero and (ii) reduce the Class C Capital Account to an amount equal to its Class C Liquidation Preference;

                  (b) Second, the remaining Net Loss, if any, shall be allocated 100% to the Class B Partner, until its Class B Capital Account has been reduced to an amount equal to its Class B Unrecovered Capital;

                  (c) Third, the remaining Net Loss, if any, shall be allocated to the Class A Partner and the Class C Partner, to the extent of (and in proportion to) the amount required to (i) reduce the Class A Capital Account to an amount equal to its Class A Unrecovered Capital and (ii) reduce the Class C Capital Account to an amount equal to the Class C Unrecovered Capital;

                  (d) Fourth, the remaining Net Loss, if any, shall be allocated 100% to the Class C Partner, until the Class C Capital Account has been reduced to zero;

                  (e) Fifth, the remaining Net Loss, if any, shall be allocated 100% to the Class B Partner, until the Class B Capital Account has been reduced to zero;

                  (f) Sixth, the remaining Net Loss, if any, shall be allocated 100% to the Class A Partner, until the Class A Capital Account has been reduced to zero; and

                  (g) Seventh, the remaining Net Loss, if any, shall be allocated 50% to the Class C Partner and 50% to the Class D Partner.

            Section 4.4. Compliance with Section 704(b) of the Code. The allocations set forth in this Article IV are intended to allocate Net Profits and Net Losses to the Partners in compliance with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. To this end, solely for purposes of Section 4.2 and 4.3, the Capital Account with respect to each Class of Interest shall be debited by the items described in ss.ss. 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
1.704-1(b)(2)(ii)(d)(6) of the Regulations promulgated under section 704(b) of the Code. If the General Partner reasonably determines that the allocation of Net Profits or Net Losses pursuant to the provisions of this Article IV does not satisfy the requirements of section 704(b) of the Code or the Treasury Regulations thereunder (including the minimum gain chargeback requirement of ss. 1.704-2 of the Treasury Regulations and the qualified income offset requirement of ss. 1.704-1(b)(2)(d) of the Treasury Regulations), then notwithstanding anything to the contrary contained in this Agreement, Net Profits and Net Losses shall be allocated in such manner as the General Partner shall reasonably determine to be required by section 704(b) of the Code and the Treasury Regulations promulgated thereunder; provided, however, that any such change in the allocation of Net Profits or Net Losses (or any item included therein) may not change the manner in which distributions are required to be made under this Agreement.

            Section 4.5. Allocations Pursuant to Section 704(c) of the Code. In accordance with section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.42, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

            Section 4.6. Changes in Partners' Interests. If during any fiscal period of the Partnership there is a change in any Partner's Interest as a result of the admission of one or more Partners, the withdrawal of a Partner; or a transfer of a Partner's Interest that does not result in the termination of the Partnership for federal income tax purposes, the Net Profit, Net Loss or any other item allocable to the Partners under this Article IV for the period shall be allocated among the Partners so as to reflect their varying interests in the Partnership during the period. In the event that the change in the interests of the Partners results from the admission or withdrawal of a Partner, the allocation of Net Profit, Net Loss, or any other item allocable among the Partners under this Article IV shall be made on the basis of an interim closing of the Partnership's books as of each date on which a Partner is admitted to or withdraws from the Partnership. In the event that the change in the Interests of the Partners results from a transfer of all or any portion of an Interest by a Partner, the Net Profit, Net Loss, or any other items allocable among the Partners under this Article IV shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under section 706 of the Code and the Treasury Regulations promulgated thereunder.

            Section 4.7. Special Allocations Relating to Partnership-Level Taxes. Notwithstanding anything to the contrary herein, in the event that any state, local or other income tax imposed on the Partnership as an entity (such as the Illinois Personal Property Tax Replacement Income Tax) is reduced by reason of the holding of an Interest by any Partner, no part of the expense of the Partnership for such tax shall be allocated to such Partner.

                                    ARTICLE V

                                  Distributions

Section 5.1. Distributions of Distributable Cash. Within 30 days after the end of each fiscal quarter (60 days in the case of the final quarter of any fiscal year), the General Partner shall cause the Partnership to distribute the amount of the Partnership's Distributable Cash for the portion of the fiscal year ending on the last day of such fiscal quarter (to the extent such Distributable Cash has not previously been distributed). Such distributions shall be made in the following order of priority:

                  (a) First, such Distributable Cash, if any, shall be distributed to the Class A Partner and the Class C Partner, to the extent of and in proportion to the amount required to reduce the Class A Cumulative Unpaid Preference and the Class C Cumulative Unpaid Preference to zero;

                  (b) Second, the remaining Distributable Cash, if any, shall be distributed to the Class A Partner and the Class C Partner, until (i) the Class A Partner has received aggregate distributions under this subsection
      (b) and Section 5.2(d)(ii) for the year equal to the Class A Preferred Return which has accrued for the portion of the fiscal year ending on the last day of the fiscal quarter, and (ii) the Class C Partner has received aggregate distributions under this subsection (b) and Section 5.2(d) (ii) for the year equal to the Class C Preferred Return which has accrued for the portion of the fiscal year ending on the last day of the fiscal quarter, in proportion to the amounts described in (i) and (ii);

                  (c) Third, the remaining Distributable Cash, if any, shall be distributed to the Class B Partner until the Class B Cumulative Unpaid Preference of such Partner has been reduced to zero; and

                  (d) Fourth, the remaining Distributable Cash, if any, shall be distributed to the Class B Partner, until the Class B Partner has received aggregate distributions under this subsection (d) and Section 5.2(e)(ii) for the year equal to the Class B Preferred Return which has accrued for the portion of the fiscal year ending on the last day of the fiscal quarter;

                  (e) [Fifth, the General Partner shall cause any remaining Distributable Cash to be distributed 50% to the Class C Partner and 50% to the Class D Partner; provided, however, that the General Partner may, for purposes of determining the amount to be distributed under this subsection
      (e) with respect to the first three fiscal quarters of any fiscal year, establish a reasonable reserve for future distributions required under subsections (a) through (d) of this Section 5.1 for such fiscal year, but only if the General Partner reasonably believes that there will not be enough Distributable Cash in future quarters of such fiscal year to make future distributions of the amounts required to be distributed under paragraphs (a) through (d) of this Section 5.1 for the year.

            Section 5.2. Distributions of Capital Transaction Proceeds. As soon as reasonably practicable after the completion of a Capital Transaction, the General Partner shall cause the Partnership to distribute the Partnership's Capital Transaction Proceeds attributable to such Capital Transaction. Such Capital Transaction Proceeds shall be distributed in the following order of priority:

                  (a) First, such Capital Transaction Proceeds, if any, shall be distributed 100% to the Class A Partner until its Class A Unrecovered Capital has been reduced to zero;

                  (b) Second, the remaining Capital Transaction Proceeds, if any, shall be distributed 100% to the Class B Partner until its Class B Unrecovered Capital has been reduced to zero;

                  (c) Third, the remaining Capital Transaction Proceeds, if any, shall be distributed 100% to the Class C Partner until its Class C Unrecovered Capital has been reduced to zero;

                  (d) Fourth, the remaining Capital Transaction Proceeds, if any, shall be distributed to the Class A Partner and the Class C Partner
      (i) to the extent of (and in proportion to) the amount required to reduce the Class A Cumulative Unpaid Preference and the Class C Cumulative Unpaid Preference to zero, and (ii) then, to the extent of (and in proportion to) the amount of any unpaid Class A Preferred Return and unpaid Class C Preferred Return which has accrued as of the date of the distribution;

                  (e) Fifth, the remaining Capital Transaction Proceeds, if any, shall be distributed to the Class B Partner (i) in the amount required to reduce the Class B Cumulative Unpaid Preference to zero, and (ii) then in the amount of any unpaid Class B Preferred Return which has accrued as of the date of the distribution; and

                  (f) Sixth, the remaining Capital Transaction Proceeds, if any, shall be distributed 50% to the Class C Partner and 50% to the Class D Partner.

            Section 5.3. Treatment of Taxes Withheld; Distributions With Respect to Certain State and Local Taxes. All amounts withheld or paid by the Partnership pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Partners shall be treated as amounts distributed to such Partners pursuant to this Article V and shall be debited to their respective Capital Accounts accordingly. Notwithstanding anything to the contrary herein, in the event that any state, local or other income tax imposed on the Partnership as an entity (such as the Illinois Personal Property Tax Replacement Income Tax) for any fiscal year is reduced by reason of the holding of an Interest by any Partner, an amount equal to the reduction attributable to such Partner shall be distributed to such Partner within 60 days after the end of the fiscal year.

            Section 5.4. Distributions of Certain Proceeds. The parties agree that notwithstanding any provision of this Agreement, proceeds from a loan or refinancing of existing indebtedness or from a sale of a material portion of the Garage Management Business (other than a Capital Transaction) may not be distributed to the Partners under Section 5.2 or any other provision of this Agreement, until the Partners have agreed on appropriate adjustments to distributions, including distributions in respect of the respective Class A, Class B, and Class C Preferred Returns.

                                   ARTICLE VI

                                 Fiscal Matters

Section 6.1. Records and Accounting.

            (a) The General Partner shall keep a list of the names and addresses of the Limited Partners and complete and accurate records and books of account of the business of the Partnership at the Partnership's principal office. Each Partner or its duly authorized representative shall have the right to inspect the books and records of the Partnership (including, without limitation, management agreements, leases, and other agreements, budgets (in the aggregate and property-by-property), computer data, insurance contracts, employment agreements, union contracts, nonaggregate financial data, and all other information reasonably necessary to keep each Partner reasonably informed of the Partnership's business) upon reasonable notice at all reasonable times during normal business hours and to meet with the President and, with the consent of SPC (which consent will not be unreasonably withheld). key executive officers of SPC regarding the same. Associates hereby agrees that any such inspection or meeting on its behalf will be made by one or more Associates' Representative or by a person or persons selected by any Associates' Representative and reasonably approved by the General Partner. In addition to the foregoing, SPC shall make available to Associates' Representatives such non-aggregate and property-by-property financial information and records regarding garages and other parking facilities which are permitted to be managed, leased, or operated by SPC or its Affiliates under Section 7.3(b) or Section 7.3(c) as Associates shall reasonably request.

            (b) The General Partner shall maintain the Partnership's books (i) in accordance with the provisions of this Agreement and (ii) on the basis of a calendar year (unless the Partnership is required under the Code to maintain a different fiscal year).

            Section 6.2. Financial Reports.

            (a) Within 45 days after the end of each fiscal quarter (other than the last quarter of the fiscal year), the General Partner shall cause to be delivered to each Partner consolidated financial statements containing (i) an unaudited balance sheet as of the end of the quarter and (ii) unaudited statements of earnings and cash flow of the Partnership for the fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all of which shall be prepared in accordance with GAAP (subject to year-end adjustments and the absence of footnotes).

            (b) Within 90 days after the close of the Partnership's fiscal year, the General Partner will cause to be delivered to each Partner consolidated and consolidating financial statements containing an unaudited balance sheet as of the end of such fiscal year and unaudited statements of earnings and cash flow for such fiscal year, all of which shall be prepared in accordance with GAAP. If any Limited Partner delivers to the General Partner a written request for audited financial statements with respect to any fiscal year on or before the 60th day before the end of such fiscal year, the General Partner shall, at the Partnership's expense, cause audited statements for such fiscal year to be prepared by the Accountants and delivered to the Limited Partners not later than 90 days after the end of such fiscal year.

            (c) The General Partner shall cause financial reports required to be delivered hereunder to be in such form as is reasonably acceptable to Associates and SPC.

            Section 6.3. Tax Returns.

            (a) The General Partner shall cause federal, state, and local income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities as soon as reasonably practicable after the close of the Partnership's taxable year. The General Partner may make such tax elections in its sole discretion regarding depreciation methods and recovery periods, basis adjustments, and any other federal, state, or local income tax election, including, without limitation, the election referred to in section 754 of the Code; provided, however, that if Associates requests in writing delivered to the Partnership that the Partnership make an election under section 754 of the Code, the General Partner shall cause the Partnership to make said election; and provided further that any Partner who transfers all or any part of its Interest shall bear all expenses arising as a result of the Partnership's election under section 754 of the Code as it relates to the Interest so transferred. Each Partner will, upon request, supply the information necessary to properly give effect to such election.

            (b) As soon as practicable after the close of each taxable year but in no event later than ten (10) days after the filing of the Partnership's federal income tax return, the General Partner shall cause to be delivered to each Person who was a Partner during the fiscal year such tax information and schedules as shall be necessary for the preparation by such Person of its income tax returns, and such other tax returns and information as may be required in various jurisdictions in which the Partnership is formed or qualified by the nature of the Partnership's business.

            Section 6.4. Partnership Funds. Pending use in the business of the Partnership or distribution to the Partners, Partnership funds shall be deposited in such bank account or accounts, or invested in such interest-bearing taxable or nontaxable investments as the General Partner in its sole discretion determines. Partnership funds shall not be commingled with funds of any other person. Withdrawals from Partnership accounts or investments shall be made upon such signatures as the General Partner may designate.

            Section 6.5. Insurance. The Partnership shall maintain insurance on the Partnership Properties and with respect to the Garage Management Business of such types used in such activity as is consistent with insurance customarily maintained by companies similarly situated. Any insurance maintained by the Partnership with respect to Partnership

Properties and with respect to the Garage Management Business shall name Associates (and SP Parking Associates, if it exercises its rights under the SP Parking Option Agreement) as an additional insured (and shall identify its status as a limited partner of the Partnership) and shall provide at least 30 days prior notice of change (other than an increase in coverage), cancellation, or non-renewal to Associates (and, if applicable, to SP Parking Associates).

                                   ARTICLE VII

                           Rights, Powers, and Duties
                             of the General Partner

Section 7.1. Management Authority.

            (a) Except as provided in Section 7.2, the General Partner shall have (i) the exclusive right and authority to manage and control the business of the Partnership and (ii) the authority and power on behalf and in the name of the Partnership to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary, advisable, or incidental to the purposes of the Partnership set forth in Section 2.4. All decisions made for or on behalf of the Partnership by the General Partner in accordance with this Agreement shall be binding upon the Partnership.

            (b) No Person dealing with the General Partner shall be required to determine its authority to take any action on behalf of the Partnership or any facts or circumstances bearing upon the existence of such authority. Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner, thereunto duly authorized, as to (i) the identity of the General Partner or any Limited Partner; (ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the General Partner or in any other manner germane to the affairs of the Partnership or (iii) the identity of Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Partnership.

            Section 7.2. Certain Limitations on the General Partner's Authority.

            (a) Notwithstanding anything to the contrary in this Agreement, the General Partner may not take (or cause the Partnership to take) any of the following actions without the written consent of all the Limited Partners:

                  (i) Borrow any money or incur any Indebtedness (other than Trade Accounts Payables or Indebtedness incurred in connection with Permitted Liens) in excess of $250,000 in any fiscal year of the Partnership;

                  (ii) Enter into or permit to exist any arrangements for the leasing by the Partnership, as lessee, of any real or personal property (or any interest therein) un-der any lease which (A) has a term in excess of 10 years or (B) provides for base rent in excess of $500,000 per year;

                  (iii) Enter into any agreement (including any management agreement, but excluding any lease), if such agreement (A) has a term in excess of 10 years or (B) obligates the Partnership to pay more than $400,000 per year to or for the benefit of the other party to such agreement (or any Affiliate thereof);

                  (iv) Sell, transfer, convey, lease, or otherwise dispose of, or grant options, warrants, or other rights with respect to, Partnership Property (other than sales or other dispositions of obsolete assets or assets being replaced in the ordinary course of business), except to the extent that such sale, transfer, conveyance, or lease does not cause the aggregate sale prices of all such transactions during the year to exceed $150,000;

                  (v) Purchase or otherwise acquire (including, without limitation, acquisition by way of Capitalized Lease), or commit to purchase or otherwise acquire, any fixed asset if, after giving effect to such purchase or other acquisition, the aggregate cost of all fixed assets purchased or otherwise acquired by the Partnership exceeds $350,000 per year; make loans in excess of $350,000 in any year to secure Garage Management Business; or make any other loan for Partnership purposes in excess of $50,000 per year;

                  (vi) Issue any Interests or other equity securities in the Partnership after the Effective Date;

                  (vii) Take any action which would make it impossible to carry on the business of the Partnership;

                  (viii) Take any action that would subject any Limited Partner to liability as a general partner in any jurisdiction;

                  (ix) Confess a judgment against the Partnership;

                  (x) Possess Partnership Property, or assign its rights in specific Partnership Property, for other than a purpose of the Partnership;

                  (xi) Take any action in contravention of this Agreement or the Act;

                  (xii) Settle any claim or related group of claims (A) if made against the Partnership, for an amount requiring the Partnership to pay $250,000 or more in excess of insurance proceeds available to the Partnership to satisfy such claim or claims or (B) if made by the Partnership, if such claim or claims are for an amount of $250,000 or more; or

                  (xiii) File a voluntary petition of bankruptcy, make an assignment for the benefit of creditors, admit in writing the inability to pay debts as they mature, or otherwise invoke general laws for the protection for debtors.

All dollar figures set forth in this subsection (a) shall be increased as of January 1 of each fiscal year (commencing January 1, 1995) by the percentage by which the CPI reported as of the end of the immediately preceding fiscal year of the Partnership shall have increased from the CPI reported as of the end of the second preceding fiscal year of the Partnership.

            (b) If the General Partner proposes to cause the Partnership to take any of the actions described in paragraphs (i) through (vi) or (xii) of subsection (a) hereof, it shall deliver written notice of such proposed action (with reasonable details of the terms and conditions) to the Limited Partners not later than 30 days prior to taking such action; provided, however, that if circumstances not within the control of the General Partner prevents the General Partner from providing 30 days' advance notice, then the General Partner shall provide such advance written notice as is reasonably practicable under the circumstances (but not less than 24 hours). If any Limited Partner fails to object in writing to such action within 30 days after delivery of said notice by the General Partner (or prior to the date on which such action is proposed to be taken if fewer than 30 days' notice is provided in accordance with the previous sentence), such Limited Partner shall be conclusively deemed to have granted its consent to such proposed action.

            (c) The Partners hereby expressly authorize the Partnership to enter into a management agreement with Standard Auto Park, Inc. substantially in the form prescribed by the Partnership Formation Agreement which may not be amended without the consent of Associates.

            Section 7.3. Certain Rights and Obligations of SPC and Affiliates.

            (a) Except as expressly permitted by this Agreement or approved by all the Limited Partners, during the term of this Agreement, SPC shall not, except through the Partnership, (i) own, lease, manage, or operate, or permit any of its Affiliates (including Myron C. Warshauer) to own, lease, manage, or operate, any parking garage or other parking facility, (ii) invest in, own, or otherwise participate in, or permit any of its Affiliates (including Myron C. Warshauer) to invest in, own, or otherwise participate in, the development or exploitation of any technology used or useful in the Garage Management Business (including without limitation any technology in which AVID has an interest), or
(iii) otherwise engage in, invest in, or consult with respect to, or permit any of its Affiliates (including Myron C. Warshauer) to engage in, invest in, or consult with respect to, the Garage Management Business.

            (b) Notwithstanding the provisions of subsection (a), Myron C. Warshauer, SPC, Standard Parking Corporation MW, or any other Affiliate of SPC owned 100% by Myron C. Warshauer may lease, operate, or manage (and receive all income, profits, management fees, and other compensation of every kind and description from such lease, operation, or management of) the Excluded Garages (as defined below), but only so long as such garages or parking facilities constitute Excluded Garages. Notwithstanding the foregoing, SPC may not lease, operate, or manage (or receive any income, profits, management fees, or other compensation of any kind or description from such lease, operation, or management of) any of the Excluded Garages described in clause (y) below. If at any time Associates delivers written notice to SPC to the effect that a garage or parking facility that previously was an Excluded Garage is no longer defined as such, SPC shall use reasonable best efforts to arrange for the Partnership to acquire the right to manage, operate, or lease (and receive all income, profits, management fees, and other compensation of every kind and description from such lease, operation, or management of) such garage or parking facility as soon as practicable thereafter. For purposes of this Agreement, the term "Excluded Garage" means any garage or other parking facility with respect to which neither the Partnership nor Standard Auto Park, Inc. could own, operate, manage, or lease without causing Associates or any of its Affiliates (x) to be in breach of any contracts to which they are parties or of any fiduciary or statutory obligations or (y) to be a party in interest (within the meaning of ERISA) to such arrangement which would be inconsistent with the fiduciary or statutory obligations of such Affiliates. As of the date of this Agreement, the garages or other parking facilities that currently constitute Excluded Garages are listed on Exhibit A.

            (c) Subject to Section 7.5 and notwithstanding the provisions of subsection (a):

                  (i) SPC or any of its Affiliates may continue to own, directly or indirectly through a partnership or other entity, an interest in all of the parking facilities listed in Exhibit B;

                  (ii) The Partnership, rather than SPC, shall manage the parking facilities listed in paragraphs A and B of Exhibit B;

                  (iii) The management of the parking facilities listed in paragraph C of Exhibit B shall be provided by Standard/Tremont (in the case of the Theatre District Self Park), and by Standard/Wabash (in the case of the Adams Wabash Self Park);

                  (iv) All compensation (whether in the form of management fees or otherwise) payable by reason of the management of the parking facilities listed in paragraph A of Exhibit B shall be paid to the Partnership;

                  (v) The Partnership shall not receive any compensation of any kind by reason of the management of the parking facility listed in paragraph B of Exhibit B so long as Myron C. Warshauer or any of his Affiliates owns an interest in such facility; and

                  (vi) All compensation (whether in the form of management fees or otherwise) payable by reason of the management of the parking facilities listed in paragraph C of Exhibit B shall be paid solely to Standard/Tremont (in the case of the Theatre District Self Park) or Standard/Wabash (in the case of the Adams Wabash Self Park), it being acknowledged that the Partnership has no right to participate in such compensation to any extent whatsoever.

            (d) Nothing herein shall be construed as prohibiting SPC or any Affiliate thereof from: (i) making any Investments or conducting any business (other than a business or Investment which SPC or such Affiliate is prohibited from conducting under subsection (a) hereof); (ii) making any Investment in publicly-trade debt or equity securities of any issuer which is directly or indirectly (through its Affiliates) engaged in the Garage Management Business, so long as the aggregate amount of such securities held by SPC and its Affiliates does not exceed 5% of the outstanding securities of the same class of securities of the issuer and neither SPC nor any of its Affiliates is otherwise in control of such issuer; or (iii) transacting business with anyone transacting business with the Partnership; provided, however, that SPC shall not make or permit to exist any Investment in any Person, except for (x) stocks, bonds, and other Investments that put at risk not more than the principal amount of such Investment and (y) other Investments outstanding on the Effective Date and listed on Exhibit D. Notwithstanding anything else which is or might be implied to the contrary, there shall be no such limitation on cash or Investments that are replacements for SPC's interest in Sidcor (as defined in the Partnership Formation Agreement), provided that, in connection herewith, SPC may not (A) become a general partner or joint venturer (other than with respect to Sidcor),
(B) make any Investment that puts at risk more than the principal amount of such Investment, nor (C) make any Investment which would reasonably be expected to have a Material Adverse Effect. If the activities or Investments conducted or held by SPC (other than activities conducted by SPC on behalf of the Partnership in its capacity as General Partner) result in claims against the Partnership or Associates or its Affiliates, SPC shall indemnify and hold harmless each such Person for the amount of damage, loss, or expense suffered by such Person as a result of such claims; and provided further that, to the extent that assets of SPC (other than its Interest in the Partnership) are insufficient to pay the indemnification required by this subsection (d), such indemnification shall be payable solely out of distributions received by SPC from the Partnership or proceeds received by SPC from any disposition of any portion of its Class B Interest or Class D Interest; provided, however, that neither Associates nor any of its Affiliates may initiate any action for purposes of seeking the disposition of all or any portion of SPC's Interests in satisfaction of any claim for indemnification hereunder. The right of Associates or any Affiliate thereof to receive indemnification hereunder shall be such Person's sole recourse, and in lieu of any and all other rights or remedies, for any damage, loss, or expense suffered by such Person as a result of activities permitted by this Agreement to be conducted by SPC outside of the Partnership.

            Section 7.4. Employees; Compensation; Life Insurance.

            (a) The General Partner is authorized to offer employment to the employees of SPC who are involved in the Garage Management Business. The wages, salaries, and benefits of such employees shall be determined by the General Partner. No employee, other than as listed on Exhibit C, shall have any participation in the revenues or profits of the Partnership, and the Partnership has not entered into, and may not enter into, any oral or written agreement with any employee which confers on such employee any right to participate in the capital or appreciation in the value of the Partnership.

            (b) The Partnership is hereby authorized to enter into oral or written employment agreements with Myron C. Warshauer (the "President") and Sidney Warshauer (the "Chairman"), pursuant to which such individuals shall have such duties as the General Partner may determine. Such employment agreements shall provide that (i) Myron C. Warshauer shall devote his full business time and attention to the business and affairs of the Partnership until at least age 65 (provided that if he retires prior to age 65, the sole remedies shall be that Associates may become General Partner under Section 7.11 of this Agreement, and the employment agreements of the President and Chairman shall be terminated, as hereinafter provided); and (ii) Sidney Warshauer shall devote such time and attention to Partnership matters as the General Partner determines in its sole and absolute discretion to be necessary to the management of the Partnership's business and affairs. Notwithstanding the foregoing, nothing herein shall be construed to prevent Myron or Sidney Warshauer from devoting time and attention to charitable and civic activities, personal investment activities, or the management of garages and other parking facilities which Myron or Sidney Warshauer or their respective Affiliates are permitted to manage or lease under the terms of this Agreement. The Partnership shall pay the Chairman and President salaries in the aggregate amount of $575,000 per annum, which shall be increased as of January 1 of each year (commencing January 1, 1995) by the percentage by which the CPI reported as of the end of the immediately preceding fiscal year of the Partnership shall have increased from the CPI reported as of the end of the second preceding fiscal year of the Partnership. Such salaries shall be allocated between such Chairman and President as SPC shall determine in its sole and absolute discretion. In addition, the Partnership shall provide such benefits and perquisites to such executive officials as were provided to the executive officials by SPC prior to the Effective Date and such other benefits and perquisites as are reasonable and appropriate under the circumstances. Notwithstanding anything to the contrary in this Agreement, the obligation of the Partnership to pay the above-mentioned salaries and provide for the above-mentioned benefits and perquisites shall: (x) survive the death of either of the Chairman or the President, in which case the salary of the deceased Chairman or President, as the case may be, shall be payable to the survivor; (y) survive the Disability of either or both of the Chairman or President, in which case the salaries shall continue to be paid as provided hereunder; and (z) terminate upon (I) the death of both the Chairman and the President, (II) the retirement of the President prior to age 65, or (III) the death of the Chairman and the Disability or retirement of the President. If at any time Associates becomes the General

Partner of the Partnership pursuant to Section 7.11 of this Agreement, it shall neither (A) terminate the employment agreement of the President or Chairman nor
(B) require Sidney Warshauer to devote more time and attention to the Partnership's business and affairs in any fiscal year than was required by SPC in any prior fiscal year.

            (c) Except as otherwise provided in this Agreement, without the advance written consent of all the Limited Partners, no Partner or any Affiliate thereof may receive, directly or indirectly, any remuneration, compensation, or benefit from the Partnership for the performance of services to the Partnership or otherwise; provided, however, that nothing in this Agreement shall be construed to prevent the Partnership from hiring Myron C. Warshauer's descendants as employees on an arms-length basis under terms no less favorable to the Partnership than would be available to a disinterested third party under similar circumstances; and provided further, that if at any time Associates becomes the General Partner of the Partnership pursuant to Section 7.11 of this Agreement, nothing in this Agreement shall be construed to prevent the Partnership from entering into transactions with Affiliates of JMB Realty Corporation on an arms-length basis under terms no less favorable to the Partnership than would be available to a disinterested third party under similar circumstances.

            (d) The Partnership shall, at its expense, procure and maintain term insurance policies on the life of Myron C. Warshauer in the following amounts and on the following terms:

                  (i) A $2 million policy, which shall be acquired and owned by the Myron C. Warshauer Irrevocable Trust dated November 15, 1993, and held under a split-dollar arrangement, pursuant to which the Partnership shall be entitled to a return (out of any proceeds) of the lesser of the amount of premiums which it pays and the cash value of the policy. The Partnership shall enter into an irrevocable death benefit agreement with Myron C. Warshauer (under terms substantially the same as the death benefit agreement now in existence between Myron C. Warshauer and SPC), pursuant to which the Partnership shall pay its share of any death benefit under said life insurance policy (grossed up by the amount of any Taxes payable by the Trust as a result of the receipt of said payment) to the aforementioned Trust;

                  (ii) Various policies aggregating $2 million, which shall be owned by the Partnership and which shall name as beneficiaries certain executives who are parties to agreements to acquire portions of the Interests of SPC as permitted under Section 7.10.

                  (iii) A $2 million policy, which shall be owned by the Partnership and which shall name Associates as beneficiary.

In addition, the Partnership shall, at its expense, maintain the insurance policies which are transferred to the Partnership by SPC pursuant to the Partnership Formation Agreement.

            Section 7.5. Expenses. The Partnership shall be responsible for paying all of its own expenses, including, but not limited to, wages, salaries, and benefits of its employees (other than the Chairman or President, except to the extent permitted by Section 7.4(b)), rent for office space, onsite managers, utilities, telephone, supplies, legal and accounting expenses, and travel and entertainment. The Partnership (i) shall not pay or bear any of the property level expenses (including rent for such properties) incurred in connection with the garages and other parking facilities permitted to be owned, leased, managed, or operated by SPC or its Affiliates under Section 7.3(b) or Section 7.3(c) of this Agreement, (ii) shall permit SPC, Standard Parking Corporation MW, or any of their Affiliates to use Partnership personnel or facilities in connection with the management, lease, or operation of garage or parking facilities which SPC, Standard Parking Corporation MW, or any of their Affiliates is permitted to manage, lease, or operate under Section 7.3(b), without reimbursement for overhead expenses attributable thereto, and (iii) shall be entitled to reimbursement for overhead expenses which are attributable to garage or parking facilities entitled to be owned, managed, leased, or operated by SPC or its Affiliates under Section 7.3(c) in accordance with arrangements in effect prior to the Effective Date, as evidenced by the financial statements of SPC for the period ended December 31,1992.

            Section 7.6. Tax Matters Partner.

            (a) The General Partner is hereby appointed the "Tax Matters Partner" of the Partnership for all purposes pursuant to sections 6221-6231 of the Code. As Tax Matters Partner, the General Partner will (i) furnish to each Partner or Assignee affected by an audit of the Partnership income tax returns a copy of each notice or other communication received from the Internal Revenue Service or applicable state authority, (ii) keep each such Partner and Assignee informed of any administrative or judicial proceeding, as required by section 6623(g) of the Code, (iii) allow each such Partner and Assignee an opportunity to participate in all such administrative and judicial proceedings, and (iv) take any action necessary to cause each Partner to be entitled to all notices specified in section 6223(a) of the Code;

            (b) The Tax Matters Partner has the authority to do all or any of the following:

                  (i) File a petition as contemplated in section 6226(a) or 6228 of the Code;

                  (ii) Intervene in any action as contemplated in section 6226(b) of the Code;

                  (iii) File any request contemplated in section 6227(b) of the Code; and

                  (iv) With the consent of all the Limited Partners, enter into an agreement extending the period of limitations as contemplated in section 6229(b)(1)(B) of the Code.

The Tax Matters Partner may not litigate any federal income tax controversy in a forum other than the U.S. Tax Court without obtaining the consent of all the Limited Partners.

            (c) The Partnership is not obligated to pay any fees or other compensation to the Tax Matters Partner in its capacity as such. However, the Partnership will reimburse the Tax Matters Partner for any and all out-of-pocket costs and expenses (including attorneys' and other professional fees) reasonably incurred by it in its capacity as Tax Matters Partner. Each Partner who elects to participate in Partnership administrative tax proceedings will be responsible for its own expenses incurred in connection with such participation. In addition, the cost of any adjustments to a Partner and the cost of any resulting audits or adjustments of a Partner's tax return will be borne solely by the affected Partner. The Tax Matters Partner shall be entitled to rely on the advice of Legal Counsel as to the nature and scope of its responsibilities and authority as Tax Matters Partner, and any act or omission of the Tax Matters Partner pursuant to such advice shall in no event subject the Tax Matters Partner to liability to the Partnership or any Limited Partner.

            Section 7.7. Limitation on Liability of General Partner For Certain Acts or Omissions. Neither the General Partner, any Affiliate of the General Partner, nor any officer, director, employee, or agent of the General Partner shall be subject to any liability for damages or losses to the Partnership or to any Partner on account of the act or omission of the General Partner, the Affiliate, officer, director, employee or agent thereof, so long as such act or omission was not done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence.

            Section 7.8. Indemnification. To the maximum extent permitted by law, the Partnership will indemnify any Person, including the General Partner or any officer, director, agent, employee, Affiliate, or stockholder thereof, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including any action by or in the right of the Partnership) by reason of any acts, omissions, or alleged acts or omissions by such Person on behalf of the Partnership, against expenses for which such Person has not otherwise been reimbursed (including attorneys' fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred in connection with such action, suit, or proceeding, so long as such act or omission was not done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or, with respect to any criminal action or proceeding, such Person had no reasonable cause to believe his conduct was unlawful. Expenses, including reasonable attorneys' fees, incurred by such Person asserting a right to indemnification hereunder in defending any such civil, criminal, administrative or investigative action, suit or proceeding may, in the reasonable discretion of the General Partner, be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking by or on behalf of such Person to repay such amount to the extent it shall ultimately be determined that such Person is not entitled to indemnification under this Section 7.8. The General Partner and any Affiliate, officer, director, stockholder, employee, or agent thereof shall be entitled to rely on the advice of counsel, public accountants, or other independent experts and any act or omission of the General Partner and any Affiliate, officer, director, stockholder, employee, or agent thereof pursuant to such advice shall in no event subject such Person to liability to the Partnership or any Limited Partner. The satisfaction of any indemnification shall be from and limited to Partnership assets, and no Partner shall have any personal liability on account thereof.

            Section 7.9. Event of Withdrawal of the General Partner.

            (a) Except as provided in Section 7.11, if, upon an Event of Withdrawal with respect to a General Partner, such General Partner is the sole General Partner of the Partnership, then the Partnership shall dissolve immediately, unless all the Limited Partners elect in writing within 90 days after such Event of Withdrawal to admit a successor General Partner, whose admission shall be effective as of the date the prior General Partner ceased being a General Partner of the Partnership. The Event of Withdrawal of the General Partner shall not affect any rights or obligations of such General Partner which matured prior to such Event of Withdrawal or the value, if any, of its Interest at the time of such event.

            (b) Upon an Event of Withdrawal of a General Partner and the continuation of the business of the Partnership by a successor General Partner pursuant to subsection (a), the successor General Partner shall have the authority to make such amendments to this Agreement or the Certificate, and shall cause to be executed and filed for recordation such amendments or other documents or instruments, as in any such case are necessary or appropriate to reflect the Event of Withdrawal with respect to the former General Partner and the appointment of the successor General Partner. Consent to such amendments shall be deemed to have been given by each Limited Partner by execution of this Agreement.

            Section 7.10. Restrictions on Withdrawal of General Partner or Transfer of General Partner's Interest. Except in the case of (i) an assignment of the Class A Interest pursuant to the SP Parking Option Agreement, (ii) an assignment of the Class C Interest by Associates pursuant to Section 8.6 at such time as Associates is the General Partner pursuant to Section 7.11, (iii) an assignment of any portion of SPC's Class B Interest or Class D Interest pursuant to an agreement between SPC and an employee, or (iv) an assignment of any portion of SPC's Class B Interest or Class D Interest to any descendant or other relative of Myron C. Warshauer, the General Partner may not voluntarily withdraw from the Partnership or sell, transfer, assign, or grant a security or other interest in, all or any part of its Interest (including its Interest as Limited Partner), without the consent of all the Limited Partners. The parties hereto agree that in the event that any Person acquires any portion of SPC's Interest under the circumstances described in clause (iii) or (iv) of this Section

7.10, such Person shall be admitted to the Partnership as a Limited Partner without the consent of any other Partner; provided that any Person who acquires any portion of SPC's Interest under the circumstances described in clause (iii) or (iv) shall not be entitled to vote on or consent to any matter requiring the vote or consent of Limited Partners under any provision of this Agreement (including without limitation Section 7.2, but excluding Section 10.2 to the extent any amendment referred to therein would (x) affect such Person's right to receive distributions or share in Net Profits or Net Losses under this Agreement or (b) subject such Person to personal liability for the debts, obligations, and liabilities of the Partnership), and any such provision of this Agreement shall be applied by disregarding the Interests acquired by such Persons under clause
(iii) or (iv).

            Section 7.11. Death, Disability or Termination of Employment of Myron C. Warshauer; Removal of the General Partner.

            (a) In the event of (w) the death or Disability of Myron C. Warshauer, (x) the retirement by Myron C. Warshauer from full business time employment with the Partnership within the meaning of Section 7.4(b), (y) a Change of Control (within the meaning of subsection (d)) with respect to SPC or
(z) the commencement of voluntary dissolution proceedings by SPC, Associates may elect, within 60 days after the occurrence of such event, to invoke the provisions of this Section 7.11 by delivery of written notice to SPC to such effect. In the event of the removal of SPC pursuant to Section 7.12, the provisions of this Section 7.11 shall automatically apply. In any case where this Section 7.11 applies:

                  (i) Effective as of the date on which such notice is delivered to SPC (or the date on which the General Partner is removed), (A) SPC shall be deemed to withdraw from the Partnership as General Partner and be admitted to the Partnership as Limited Partner with respect to its Class B Interest and Class D Interest, (B) Associates shall be deemed to withdraw from the Partnership as Limited Partner and be admitted to the Partnership as General Partner with respect to its Class C Interest, (C) SPC's authority to manage the Partnership's business and affairs shall terminate, (D) Associates shall continue the business of the Partnership as the substitute General Partner and shall have all the rights and obligations to manage the Partnership as are provided under this Agreement, and (E) all references in this Agreement to "General Partner" shall be deemed to refer to Associates, rather than SPC.

                  (ii) Notwithstanding the election under this subsection (a), all rights of SPC, Associates, and SP Parking Associates (if it is admitted to the Partnership as a Limited Partner), as holders of the Class A, Class B, Class C, or Class D Interests, to distributions under Article V and allocations under Article IV shall remain in full force and effect.

            (b) Upon the admission of Associates to the Partnership as a General Partner pursuant to this Section 7.11, it shall make and file such amendments to the Certificate, and shall cause to be executed and filed for recordation such other amendments, documents, or instruments as are necessary or appropriate, to reflect the withdrawal of SPC as General Partner and the admission of Associates as substitute General Partner. Consent to such amendments shall be deemed to have been given by each Limited Partner by execution of this Agreement.

      (c) If, during any period in which Associates is the General Partner, (i) the Partnership receives a bona fide written offer (the "Purchase Offer") to purchase all or substantially all of the Partnership's business for a purchase price payable in cash at closing equal to or greater than ten (10) times the average of the Partnership's Distributable Cash for each of the two calendar years immediately preceding the calendar year in which such Purchase Offer is received, SPC (or any Person designated by SPC in writing) shall have the right, exercisable in writing (the "SPC Purchase Notice") on or prior to the 45th day after the receipt by SPC of written notice from Associates containing a copy of the Purchase Offer, to purchase the entire Interest of Associates and of SP Parking Associates, if it is then a Partner, for a purchase price equal to the Fair Market Value of such Interest. (Each of Associates and SP Parking Associates is hereinafter referred to as a "Selling Partner.") For purposes of this subsection (c), the Fair Market Value of the Interest of a Selling Partner shall be the amount that would be distributable to such Selling Partner under
Section 5.2 of this Agreement, if the Partnership had (A) accepted the aforementioned written offer and sold all its assets and business for the purchase price set forth therein, and (B) distributed the proceeds of such sale, after payment of all expenses of the sale and Partnership liabilities, in accordance with this Agreement. If SPC exercises its right to purchase (or to cause its designee to purchase) the Interests of the Selling Partners, the closing of each such purchase shall occur at such time, date, and place as SPC and the Selling Partners shall agree, but in any event not later than 60 days after the delivery of the SPC Purchase Notice by SPC to the Selling Partners. At the closing, SPC (or its designee) shall pay the purchase price in immediately available funds, and each Selling Partner shall deliver to SPC (or its designee) an instrument or instruments in form and substance reasonably satisfactory to SPC (or such designee), assigning the entire Interest of such Selling Partner to SPC (or such designee), free and clear of all liens and encumbrances. If SPC does not exercise its right to acquire the Interest of Associates and SP Parking Associates under this subsection (c) within the 45-day period prescribed above, Associates may proceed to accept the Purchase Offer on the terms set forth therein without the consent of SPC; provided, however, that if the terms of the Purchase Offer are thereafter amended or modified in any material manner, or if the transaction contemplated by the Purchase Offer is not closed in accordance with the terms specified therein within 180 days after the expiration of the 45-day period for delivery of the SPC Purchase Notice, the Purchase Offer shall be deemed to be a new Purchase Offer and the provisions of this subsection (c) shall thereupon apply as if such new Purchase Offer were received by Associates upon the expiration of said 180-day period or the date on which the original Purchase Offer is so amended and modified.

            (d) For purposes of this Section 7.11, a Change of Control shall be deemed to occur with respect to SPC if (and only if): (a) any Person(s) other than Myron C. Warshauer and his Affiliates and relatives (the "Current Stockholder Group") acquire the right, by virtue of their ownership of voting securities of SPC or otherwise, to elect or designate a majority of the members of the Board of Directors of SPC; or (b) the stockholders of SPC approve an agreement to merge or consolidate with another corporation, unless following the consummation of such merger or consolidation the Current Stockholder Group, singly or jointly, shall continue to have the right, by virtue of its ownership of voting securities or otherwise, to elect or designate a majority of the members of the Board of Directors of the surviving corporation.

            Section 7.12. Removal of General Partner. SPC may be removed as the General Partner by the vote of all the Limited Partners, if the Partnership fails to earn a profit (determined in accordance with GAAP) for any two consecutive calendar years ("Loss Years"). Any action of the Limited Partners to remove the General Partner pursuant to this Section 7.12 shall not be effective unless: (i) Written notice of the meeting at which a vote to remove the General Partner will be taken is delivered to all the Partners (including the General Partner) not later than 30 days prior to the commencement of the aforementioned meeting and 120 days after the close of the second Loss Year; (ii) the General Partner is given an opportunity at the meeting of the Partners to defend its performance as General Partner; and (iii) at the meeting all the Limited Partners vote to remove the General Partner. In the event the Limited Partners vote to remove the General Partner in accordance with this Section 7.12, such removal shall be effective as of the date on which such vote is taken, and the provisions of Section 7.11 shall govern with respect to admission of Associates as substitute General Partner and the continuation of the Partnership's business.

                                  ARTICLE VIII

                                Limited Partners

Section 8.1. Rights And Obligations Of Limited Partners And Assignees.

            (a) A Limited Partner, as such, shall not be personally liable for any of the debts, liabilities, contracts, or any other obligations of the Partnership. Notwithstanding the foregoing, in accordance with Section 17-608 of the Act, but not otherwise, a Limited Partner may under certain circumstances be required to return to the Partnership, for the benefit of Partnership creditors, amounts previously distributed to such Limited Partner as a return of capital.

            (b) The General Partner shall not have any personal liability for the repayment of the Capital Contribution of any Limited Partner.

            (c) No Limited Partner may participate in the control of the business of the Partnership, transact any business for the Partnership, or have any authority to sign for or bind the Partnership. The foregoing does not limit the right of any Limited Partner to consent to major business decisions as set forth in this Agreement.

            Section 8.2. Assignments By Limited Partners And Assignees.

            (a) Subject to any restrictions on transferability created by operation of law or contained elsewhere in this Agreement, a Limited Partner may not assign (which term shall include, for purposes of this Article VIII, a sale, gift, pledge, hypothecation, or other disposition or transfer), all or part of its Interest unless all the following conditions are satisfied:

                  (i) The assignee consents in writing in form reasonably satisfactory to the General Partner to be bound by the terms of this
      Agreement:

                  (ii) Such assignment is made in form reasonably satisfactory to the General Partner;

                  (iii) Except in the case of an assignment described in clause
      (i), (ii), (iii), or (iv) of Section 7.10 (with respect to which the consent of the General Partner shall not be required), the General Partner has consented in writing to such assignment, which consent may be withheld in the sole and absolute discretion of the General Partner;

                  (iv) The assignor agrees to pay all the costs reasonably incurred by the Partnership in connection with such assignment; and

                  (v) The assignor, Assignee, and (if deemed necessary by the General Partner) all other Partners have executed all such certificates and other documents and performed all such acts as the General Partner reasonably deems necessary or appropriate to effect a valid transfer and to preserve the rights, status, and existence of the Partnership.

            (b) Notwithstanding subsection (a), no assignment of the Interest of a Limited Partner will be permitted if such assignment would (i) jeopardize the status of the Partnership as a partnership for federal income tax purposes, as reasonably determined by the General Partner following consultation with Legal Counsel, (ii) cause a termination of the Partnership for purposes of the then-applicable provisions of the Code, as reasonably determined by the General Partner following consultation with Legal Counsel, (iii) violate or cause the Partnership to violate any applicable law or governmental rule or regulation, including without limitation any applicable federal or state securities law, or
(iv) cause the

Partnership to be deemed to be an "Investment Company" for purposes of the Investment Company Act of 1940, as amended.

            (c) If Limited Partner assigns its entire interest in the Partnership, such Partner shall, upon the effective date of such assignment, cease to be a Limited Partner for all purposes but shall not be relieved of any obligations it may have had under this Agreement before the date of such assignment. Unless otherwise consented to by the General Partner, the effective date of an assignment under this Section 8.2 shall be the first day of the first full calendar month following receipt by the General Partner of written notice of assignment and fulfillment of all conditions precedent to such assignment provided for in this Agreement.

            (d) Unless and until an Assignee of an Interest in the Partnership becomes a Substitute Limited Partner, such Assignee shall not be entitled to exercise any of the rights provided to a limited partner under the law of the State of Delaware or any other jurisdiction purporting by statute to grant express rights to a limited partner of a limited partnership, except that such Assignee shall be entitled to allocations under Article IV attributable to any Interest in the Partnership acquired by reason of an assignment in accordance with Section 4.6, and any distributions made with respect thereto under Article V arising after the effective date of the assignment. An Assignee shall have the right to become a Substitute Limited Partner only upon the satisfaction of the following conditions:

                  (i) If deemed necessary by the General Partner an amended Certificate has been duly executed and filed in the appropriate public offices;

                  (ii) The conditions of Section 8.2(a) have been satisfied;

                  (iii) Except in the case of an assignment described in clause
      (i) or (ii) of Section 7.10, the General Partner has consented in writing to such substitution, which consent may be withheld in the sole and absolute discretion of the General Partner; and

                  (iv) The assignor and Assignee execute and acknowledge such other instruments, in form and substance satisfactory to the General Partner, as the General Partner may deem necessary or desirable to effect such substitution.

            (e) By executing this Agreement, each Limited Partner shall be deemed to have consented to any assignment consented to by the General Partner and to the admission of an assignee as a Substitute Limited Partner permitted by the General Partner. Each Limited Partner agrees, upon request of the General Partner, to execute such certificates or other documents and perform such acts as the General Partner deems appropriate to preserve the status of the Partnership as a limited partnership after the completion of any assignment of an Interest in the Partnership pursuant to the terms of this Agreement under the laws of the jurisdiction in which the Partnership is doing business.

            (f) Any purported assignment of an Interest of a Limited Partner in violation of the provisions of this Agreement is void.

            Section 8.3. Death, Bankruptcy, or Incapacity of Limited Partner. In the event an individual Limited Partner or Assignee dies or is adjudged incompetent, or in the event of the Bankruptcy of a Limited Partner or Assignee, the Partnership shall not dissolve, and the duly appointed and qualified legal representative of such Limited Partner or Assignee shall succeed to the interest of such Limited Partner or Assignee upon furnishing to the General Partner satisfactory evidence of such representative's appointment and authority. Such legal representative (i) shall have only the status of an Assignee (except that the Executor or Administrator of the estate of a deceased Limited Partner shall have all the rights of a Limited Partner for the purpose of settling his estate or administering his property), and (ii) may assign the interest of such Limited Partner or Assignee only as permitted by Section 8.2 and the Act. The provisions of clause (ii) shall apply to any assignment or distribution by any legal representative to the beneficiaries under the will of, or the heirs at law of, any deceased Limited Partner or Assignee. Section 8.4. Certain Rights and Obligations of Associates.

            (a) Excluding garages presently owned or managed by Affiliates of Associates and renewals or modifications of such arrangements, Associates shall use reasonable good faith efforts to present to the Partnership any opportunity to manage or lease any garage or other parking facility or otherwise engage in the Garage Management Business (except with respect to Excluded Garages, as defined in Section 7.3(b)) of which Associates, SP Managers, L.P. (a Delaware limited partnership and the managing partner of Associates), any partner of SP Managers, L.P., or any Affiliate of any partner of SP Managers, L.P. becomes aware. Notwithstanding the foregoing, Associates shall have no duty to present any opportunity to manage or lease any Excluded Garage to SPC or to assist SPC in capturing any such opportunity with respect to any Excluded Garage.

            (b) During the term of this Agreement and for a period of three years thereafter, Associates agrees that neither it nor any of its Affiliates will engage in the Garage Management Business in North America or Europe; provided. however, that, subject to subsection (a), nothing herein shall preclude Associates or its Affiliates from: (i) owning, directly or indirectly through a partnership or other entity, garages or other parking facilities; (ii) engaging in the Garage Management Business with respect to garages or other parking facilities owned by Affiliates of Associates; (iii) engaging in the Garage Management Business with respect to any garage or other parking facility owned by any Person for whom Associates or any of its Affiliates serves in the capacity of an investment advisor; (iv) engaging in any business other than the Garage Management Business; or (v) transacting business with anyone transacting business with the Partnership.

            (c) Associates hereby: (i) represents that under the partnership agreement of Associates and the partnership agreement or other governing document of SP Managers, L.P., neither a partnership interest in Associates, nor any partnership interest in SP Managers, L.P., may be transferred without the consent of Standard Managers, Inc. (except for transfers to any Affiliate, relative, or trust for the benefit of a relative of the holder of such interest); (ii) agrees that neither the partnership agreement of Associates nor the partnership agreement of SP Managers, L.P. will be amended or modified to permit a partnership interest in Associates or in SP Managers, L.P. to be transferred without the consent of Standard Managers, Inc. (except for transfers to any Affiliate, relative, or trust for the benefit of a relative of the holder of such interest); and (iii) agrees that throughout the term of this Agreement, Standard Managers, Inc. will be under the control of one or more Associates' Representatives (or their respective Affiliates or descendants).

            Section 8.5. Associates' Representative. The parties hereto agree that any and all consents and other documents required to be executed by Associates (or by SP Parking Associates, if and when it is admitted to the Partnership as a Limited Partner), and any and all notices and disclosures required to be made to Associates (or to SP Parking Associates), shall be signed by, or made or delivered to, an Associates' Representative. Judd D. Malkin, Neil Bluhm, David Richter, Steve Malkin, Barry Malkin, and Andrew Bluhm are each hereby designated as an Associates' Representative; provided, however, that an Associates' Representative may at any time designate any other Person, with the consent of the General Partner (which consent cannot be unreasonably withheld), as substitute Associates' Representative by written notice to the General Partner.

            Section 8.6. Certain Provisions Regarding the C Interest. SPC shall have the right, at its option, to purchase (or to cause any other Person to purchase) the entire Class C Interest held by any Class C Partner for a purchase price equal to the greater of the Class C Unrecovered Capital or the balance in the Class C Capital Account of such Class C Partner as of the last of the day of the month in which the notice described below is delivered to the Class C Partner, adjusted to eliminate any increase or decrease in such Capital Account as is attributable to an adjustment of Gross Asset Value under section 1.42(b),
(c), or (d). Such option may be exercised, by delivery to the Class C Partner of a written notice of exercise, at any time during the 60-day period commencing 180 days after the expiration of the Exercise Period (as defined in the SP Parking Option Agreement), but only if SP Parking Associates fails to exercise its option under the SP Parking Option Agreement to acquire the Class A Interest. The closing of the purchase of the Class C Interest pursuant to the option granted by this Section 8.6 shall occur at such time, date, and place as SPC and the Class C Partner shall agree, but in any event not later than 45 days after the delivery of notice of exercise by SPC. At the closing, SPC shall pay the purchase price in immediately available funds, and the Class C Partner shall deliver to SPC an instrument or instruments in form and sub-stance reasonably satisfactory to SPC, assigning the Class C Interest to SPC, free and clear of all liens and encumbrances.

                                   ARTICLE IX

                                 Dissolution and
                                   Termination

Section 9.1. Dissolution Of Partnership. The Partnership will dissolve and its assets and business will be wound up upon the first to occur of the following events:

                  (a) Expiration of the term of the Partnership;

                  (b) Written election of all the Partners to dissolve the Partnership;

                  (c) The occurrence of an event which makes it unlawful for the Partnership business to be continued under the Act or otherwise;

                  (d) The passage of 90 days after an Event of Withdrawal of the last remaining General Partner (except under the circumstances described in Section 7.11), unless all the Limited Partners vote to elect a new General Partner to carry on the business of the Partnership as a successor General Partner in accordance with Section 7.9(a); or

                  (e) Any other event which, under the Act, requires the dissolution of the Partnership and the winding up of its business and affairs.

Dissolution of the Partnership shall be effective on the date on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Certificate shall have been canceled and the assets of the Partnership have been distributed as provided in Sections 9.2 and 9.3. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners as such shall continue to be governed by this Agreement.

            Section 9.2. Liquidation and Distribution. Following the occurrence of an event described in Section 9.1, the General Partner (or in the event the dissolution is caused by an Event of Withdrawal of the last remaining General Partner, a Person selected by Associates) will act as liquidating trustee. Such liquidating trustee will wind up the affairs of the Partnership in the following manner:

                  (a) The liquidating trustee shall use its best efforts to sell all of the Partnership's assets in an orderly manner (so as to avoid the loss normally associated with forced sales).

                  (b) The liquidating trustee shall apply and distribute the proceeds of all such sales, together with other funds which the liquidating trustee was unable to dispose of in accordance with paragraph
      (i), in the following order of priority: (A) First, to the payment of all debts and liabilities of the Partnership (including debts and liabilities owed to Partners); (B) Second, to the establishment of any reserves reasonably necessary to provide for any contingent Partnership liabilities and obligations (such reserves to be paid over to a bank or trust company, as escrowee, to be held by such escrowee for the purpose of disbursing such reserves in payment of any such contingent liability or obligation and to pay over the balance thereafter remaining for distribution in the manner set forth in clause (C) hereof); and (C) Third, as provided in
      Section 5.2.

            Section 9.3. Termination. Each of the Partners will be furnished with a statement prepared by the Accountants, which will set forth the assets and liabilities of the Partnership as of the date of the final distribution of Partnership assets under Section 9.2 and the Net Profits or Net Losses and other items allocable under Article IV of this Agreement for the fiscal period ending on such date. Upon compliance with the distribution plan set forth in Section 9.2, the Limited Partners will cease to be such, and the General Partner or the liquidating trustee will cause the Certificate to be canceled, whereupon the Partnership will terminate.

                                    ARTICLE X

                                  Miscellaneous

Section 10.1. Further Assurances. Each Limited Partner hereby agrees that, promptly upon the request of the General Partner, it will do, execute, acknowledge, deliver, record, file, and register any and all such further acts, agreements, notices, certificates, assurances, and other instruments as the General Partner may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement.

            Section 10.2 Amendments.

            (a) This Agreement may be amended from time to time by the General Partner, without the consent of any of the Limited Partners, (i) to add to the representations, duties, or obligations of the General Partner or surrender any right or power granted to the General Partner herein if such surrender would be for the benefit of the Limited Partners; (ii) to delete or add any provision of this Agreement required to be so deleted or added by a federal agency or by a state "Blue Sky" commissioner or similar such official, which addition or deletion is deemed by such agency commissioner, or official to be for the benefit or protection of the Limited Partners; (iii) to take such actions as may be necessary (if any) to avoid a Plan Asset Transparency or to avoid the Partnership's engaging in a prohibited transaction as defined in section 4975(c) of the Code with the General Partner or its Affiliates; (iv) to amend or add to the allocation provisions of Article IV to the extent necessary on the advice of Legal Counsel to give effect to such allocations as originally contemplated upon execution of this Agreement if amended final regulations under section 704 to the Code are adopted by the Treasury Department; (v) on the advice of Legal Counsel, to prevent the Partnership from being deemed an "Investment Company" for purposes of the Investment Company Act of 1940, as amended; and (vi) to amend any other provision of this Agreement as the General Partner may be authorized by this Agreement; provided, however, that no amendment shall be adopted pursuant to this Section 10.2(a) unless the adoption thereof (1) is for the benefit of or not adverse to the interest of any Limited Partner; (2) except as provided in clause (iii) or (iv), does not affect the interests of any Partner in distributions of Distributable Cash or Capital Transaction Proceeds or allocations of Net Profit or Net Loss and (3) does not adversely affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes.

            (b) In addition to the amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the General Partner with the written consent of all the Limited Partners.

            (c) In making any amendments, there shall be prepared and filed for recordation by the General Partner such documents and certificates as shall be required to be prepared and filed under the Act and under the laws of the other jurisdictions under the laws of which the Partnership is then formed or otherwise required to make such filing. The General Partner shall give written notice to all Partners promptly after any amendment has become effective.

            Section 10.3 Notices And Addresses. All notices required to be given under this Agreement shall be in writing and may be delivered by certified or registered mail, postage prepaid, by hand, by facsimile, or by any nationally recognized private courier. Such notices shall be mailed or delivered to the Partners at the addresses set forth after the signature of such Partners or such other address as a Partner may notify the other Partners of in writing. Any notices to be sent to the Partnership shall be delivered to the principal place of business of the Partnership or at such other address as the General Partner may specify in a notice sent to all of the Partners. Notices shall be effective
(i) if mailed, on the date three days after the date of mailing, (ii) if hand delivered or delivered by private courier, on the date of delivery, or (iii) if transmitted by facsimile, on the date of transmission.

            Section 10.4. Governing Law. The validity and effectiveness of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the provisions, policies or principles of any state law relating to choice or conflict of laws.

            Section 10.5. Successors And Assigns. This Agreement shall be binding upon and inure to the benefit of the Partners, Assignees, and their respective legal representatives and successors.

            Section 10.6 .Counterparts. This Agreement may be executed in multiple counterparts. each of which may bear the signatures of less than all the parties, but all of which together shall constitute one instrument.

            Section 10.7. Entire Agreement; Severability. This Agreement, together with the Partnership Formation Agreement, the Exhibits hereto and thereto, and the Related Agreements (as defined in the Partnership Formation Agreement), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and no party hereto shall be bound by any communications between them on the subject matter of this Agreement unless in writing and bearing a date contemporaneous with or subsequent to the date of this Agreement. Any prior written agreements shall, upon the execution of this Agreement, be null and void. The parties agree that if any term or provision of this Agreement contravenes or is invalid under any federal, state or local law, court decision, rule, ordinance or regulation, this Agreement shall, as to the jurisdiction under which such legal authority is promulgated or rendered, be construed as if it did not contain the offending term or provision, and the remaining provisions of this Agreement shall not be affected thereby; provided, however, that if the removal of such offending term or provision materially alters the burdens or benefits of any of the parties under this Agreement, the parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to insure the burdens and benefits of each party under such modified Agreement are reasonably comparable to the burdens and benefits originally contemplated and expected.

            Section 10.8. Captions. The captions are inserted for convenience of reference only and shall not affect the construction of this Agreement.

            Section 10.9. Statutory References. Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as is from time to time in effect.

            Section 10.10. Partition Action. Each party hereto irrevocably waives any right which it may have to maintain an action for partition with respect to property of the Partnership.

            Section 10.11. Confidentiality. Each Partner hereby agrees that it
(i) will not use Confidential Information other than for a Partnership purpose (provided that nothing herein shall prevent SPC or any of its Affiliates from using Confidential Information for the purpose of conducting the activities which they are permitted to conduct under Section 7.3(b) or Section 7.3(c)), and
(ii) it will use its reasonable best efforts to hold Confidential Informa-tion (as defined below) confidential, but will in any event hold such Confidential Information no less confidentially than is customary for it in handling confidential information of this nature. Each Partner further agrees not to disclose any Confidential Information (and Associates agrees that none of the Associates' Representatives will disclose any Confidential Information) except as required or requested pursuant to applicable law; provided that a Partner may make disclosure (i) of summary aggregate financial information regarding the Partnership to its partners or other owners and to any Affiliates or assignees or transferees of partnership interests in such Partner and (ii) to any of its outside auditors and counsel if they agree to be bound by this Section. For this purpose the term "Confidential Information" means: (u) the identity of any Limited Partner; (v) the identity of any client or landlord of the Partnership, SPC, or any Affiliate of SPC; (w) the fees payable to or for the benefit of the Partnership, the expiration date, or any other term of any lease, management agreement, operating agreement, or other agreement with respect to the lease, management, or operation of any parking facility; (x) the profitability of any contract or group of contracts or any financial information of the Partnership; (y) any trade secret; and (z) any other information concerning the Partnership's business; provided, however, that the term "Confidential Information" shall not include information which (A) is or becomes generally available to the public other than, with respect to a Partner, as a result of a disclosure by such Partner which is not legally compelled to be disclosed in any judicial or administrative proceeding, or (B) otherwise becomes available to a Partner on a non-confidential basis.

            Section 10.12. Waiver. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall to be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party hereto of the terms, covenants, agreements and conditions herein contained.

            Section 10.13. Securities Law Provisions. The Interests have not been registered under the Federal or state securities laws of any state and, therefore, may not be resold unless appropriate Federal and state securities laws, as well as the provisions of Article VIII hereof, have been complied with.

            Section 10.14. Consents and Approval. Whenever under this Agreement the consent or approval of any Partner is required or permitted, such consent must be evidenced by a written consent signed by such Partner.

            Section 10.15. Remedies Not Exclusive. Unless otherwise provided in this Agreement, any remedy contained in this Agreement for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction or otherwise.

            Section 10.16. Identification. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, feminine and neuter.

            Section 10.17. Litigation. The General Partner shall prosecute and defend such actions at law or in equity as may be reasonably necessary, in the judgment of the General Partner, to enforce or protect the interest of the Partnership. The Partnership and the General Partner shall respond to any final decree, judgment or decision of any court, board or authority having jurisdiction in judgment, decree or decision, first out of any insurance proceeds available therefor, next out of assets of the Partnership and finally out of the assets of the General Partner.

            Section 10.18. No Presumption Against Drafter. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement of Limited Partnership as of the date first above written.

                                    GENERAL PARTNER

                                    STANDARD PARKING CORPORATION,
                                    an Illinois corporation
                                    55 E. Monroe Street
                                    Suite 3440
                                    Chicago, Illinois 60603


                                    By  /s/ Myron C. Warshauer
                                       -----------------------------------------
                                       Myron C. Warshauer,  President

                                    LIMITED PARTNERS

                                    SP ASSOCIATES,
                                    an Illinois general partnership
                                    900 N. Michigan Avenue
                                    Suite 1900
                                    Chicago, Illinois 60611

                                    By SP Managers, L.P., a Delaware
                                    limited partnership, its managing
                                     partner

                                    By Standard Managers, Inc., a Delaware
                                    corporation, its general partner


                                    By /s/ David S. Richter
                                      ------------------------------------------
                                       David S Richter, its Vice President

                                    STANDARD PARKING CORPORATION,
                                    an Illinois corporation
                                    55 E. Monroe Street
                                    Suite 3440
                                    Chicago, Illinois 60603


                                    By /s/ Myron C. Warshauer
                                      ------------------------------------------
                                       Myron C. Warshauer, President

                                    EXHIBIT A

                                Excluded Garages

      A.    The following garages are Excluded Garages under clause (y) of
            Section 7.3(b) and may not be managed by SPC.

            1.    4041 Central, Phoenix, Arizona

            2.    Shell Building, San Francisco, California

            3.    Century Park Plaza, Los Angeles, California

            4.    1200 New Hampshire, Washington, D.C.

            5.    1250 Connecticut, Washington, D.C.

            6.    INB Bank Building, Indianapolis, Indiana

            7.    First National Tower, Louisville, Kentucky

      B.    The following garage is an Excluded Garage under clause (x) of
            Section 7.3(b) and may be managed by SPC.

            1.    Water Tower Place, Chicago, Illinois

                                    EXHIBIT B

                            Schedule of Owned Garage

      A. Garages Owned by SPC or an Affiliate for which management is to be provided by (and management fees paid to) the Partnership:

            All garages owned by SIDCOR/SW Partners:

                  Hollywood Towers
                  260 East Chestnut
                  Imperial Towers
                  2 East Oak

            Franklin Lake Self Park
            Franklin Van Buren Self Park
            203 North LaSalle Street Self Park

      B. Garages Owned by SPC or an Affiliate for which management is to be provided by the Partnership but for which no management fee is payable:

            Clark-Fullerton

      C. Garages Owned by SPC or an Affiliate for which management is to be provided by (and management fees paid to) an Affiliate of SPC:

            Theatre District Self Park (management fees to be paid to Standard/Tremont)

            Adams Wabash Self Park (management fees to be paid to Standard/Wabash)

                                    EXHIBIT C

                      Schedule of Employees and Affiliates
                          With Rights to Participate in
                     Revenues or Profits of the Partnership

      1. Agreement dated as of June 19, 1979, between Allan R. Lombardo and Standard Parking Corporation.

      2. Agreement dated as of July 23, 1981, between J. Norman Thorson and Standard Parking Corporation, as amended on February 21, 1990.

      3. Agreement dated as of June 7, 1991, between Robert B. Anthonyson and SPC, as modified by memorandum dated September 15, 1993 from Robert
            B. Anthonyson to Myron C. Warshauer.

      4.    Agreement dated as of April 1, 1992 between George C. Hester and
            SPC.

      5. Agreement, dated as of September 29, 1982, among (a) on the one hand, SPC, and (b) on the other hand, Warshauer Management Corporation, an Illinois corporation, Tremont Auto Park, Inc., an Illinois corporation, Auditorium Garage, Inc., an Illinois corporation, Stanley Warshauer, individually and as Trustee under the Will of Benjamin Warshauer, Deceased, Steven A. Warshauer, and Janet Warshauer, as amended on or before the date hereof.

      6. Agreement dated as of May 21, 1990 among Michael K. Wolf and Metropolitan Parking Station, Inc., Standard Auto Park, Inc., Standard Parking Corporation, Standard Parking Corporation of California, Standard Parking Service, Inc., Standard/Tremont Parking Corporation, Standard/Wabash Parking Corporation, Standard Parking. Inc. MA and such other entities (whether then in existence or thereafter created) that directly or indirectly, through one or more intermediaries, control or are controlled by, or are under common control with, Standard Parking Corporation.

      7. The transfer to one or more of Allan Lombardo, Michael E. Swartz, J. Norman Thorson, Steven A. Warshauer, James A. Wilhelm, and Michael
            K. Wolf of a portion of Standard Parking Corporation's Class B and/or Class D interest in Standard Parking, L.P. for an aggregate purchase price not to exceed $2,000,000.

                                    EXHIBIT D

                             Schedule of Investments

      1. Interest of SPC as General Partner of SW Partners, an Illinois limited partnership, which limited partnership is general partner in SIDCOR/SW Partners, an Illinois general partnership.

      2.    Interest of SPC in Franklin Garage Limited Partnership.

                         ASSIGNMENT OF CLASS D INTEREST
                           IN STANDARD PARKING, L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

      1. The undersigned hereby irrevocably assigns forty percent (40%) of its Class D Interest in STANDARD PARKING, L.P., a Delaware limited partnership ("Partnership"), as follows:

Transferor               Interest Transferred      Transferee
----------               --------------------      ----------

STANDARD PARKING                                   DOSHER PARTNERS, L.P.,
CORPORATION, an          40% of its Class D        a Delaware limited
Illinois corporation     Interest                  partnership

not as assignee, but as substitute holder of such Class D Interest under the Partnership agreement.

      2. The undersigned hereby irrevocably constitutes and appoints MICHAEL K. WOLF to be the attorney of the undersigned to transfer such interest on the books of the Partnership. This Assignment shall be effective as of the date hereof.

Dated: May 5, 1997

                                    Standard Parking Corporation, an
                                    Illinois corporation


                                    --------------------------------------------
                                    By: Myron C. Warshauer
                                    Its: President

                                   ACCEPTANCE

      The undersigned hereby accepts the Assignment hereinabove described and agrees to be bound by the terms of the STANDARD PARKING, L.P., Agreement of Limited Partnership.

Dated: May 5, 1997

                                    Dosher Partners, L.P., a Delaware
                                    limited partnership


                                    --------------------------------------------
                                    By: Myron C. Warshauer, President of
                                    Standard Parking Corporation, the
                                    General Partner of Dosher Partners, L.P.

                                     CONSENT

      The undersigned hereby consent to the Assignment hereinabove described and agree to admit DOSHER PARTNERS, L.P., as substitute holder of such Class D Interest in STANDARD PARKING, L.P., a Delaware limited partnership.

Dated: May 5, 1997

                                    STANDARD PARKING CORPORATION, General
                                     Partner


                                    --------------------------------------------
                                    By:   Myron C. Warshauer
                                    Its:  President

                                    SP ASSOCIATES, Limited Partner


                                    --------------------------------------------
                                    By:
                                    Its: